EXHIBIT 99.1

PanAmSat Holding Corporation Announces Proposed Offering

WILTON, Conn., May 31 /PRNewswire-FirstCall/ — PanAmSat Holding  Corporation (NYSE: PA) announced today that it intends to offer  approximately $725 million of senior notes due 2016 and that PanAmSat  Corporation intends to offer approximately $575 million of senior notes  due 2016. The net proceeds from these offerings will be used, together with cash on hand, to fund a portion of the merger consideration for the acquisition of PanAmSat Holding Corporation by Intelsat (Bermuda), Ltd., a subsidiary of Intelsat, Ltd.

PanAmSat Holding Corporation has also commenced an offer to purchase and consent solicitation for any and all of its outstanding 10-3/8% senior discount notes due 2014. If the tender offer is consummated, PanAmSat Holding Corporation will not issue the senior notes referred to above.

The notes referred to above will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes will not be registered under the Securities Act of 1933, as amended (“the Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to PanAmSat Holding Corporation’s plans to offer senior notes. These statements are based upon the current expectations and beliefs of PanAmSat Holding Corporation’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks include Intelsat (Bermuda), Ltd.’s inability to secure necessary regulatory approvals or the financing for, and to complete, its proposed acquisition of PanAmSat Holding Corporation. Additional risks and uncertainties include market conditions and other factors beyond PanAmSat Holding Corporation’s control and the risk factors and other cautionary statements discussed  in PanAmSat Holding Corporation’s filings with the Securities and  Exchange Commission.

About PanAmSat

Through its owned and operated fleet of 23 satellites, PanAmSat Holding Corporation (NYSE: PA - News) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits nearly 2,000 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals. In total, the company’s in- orbit fleet is capable of reaching over 98 percent of  the world’s population through cable television systems, broadcast  affiliates, direct-to-home operators, internet service providers and  telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the company’s Web site at http://www.panamsat.com.